Exhibit 10.22

REINSURANCE AGREEMENT

EFFECTIVE: OCTOBER 1, 2005

BETWEEN

AMERICAN EQUITY INVESTMENT LIFE INSURANCE COMPANY

5000 Westown Parkway, Suite 440

WEST DES MOINES, IOWA 50266

(Referred to in this Agreement as the Company)

AND

HANNOVER LIFE REASSURANCE COMPANY OF AMERICA

800 North Magnolia Ave., Suite 1400

ORLANDO, FLORIDA 32803

(Referred to in this Agreement as the Reinsurer)

AUTOMATIC YRT

HA-AEIL-05

March 22, 2006

Table of Contents

Article I	Preamble

Article II	Automatic Reinsurance

Article III	Liability

Article IV	Duration of Agreement

Article V	Premiums

Article VI	Claims and Claim Reimbursements

Article VII	Experience Refunds

Article VIII	Accounting and Reporting

Article IX	Recapture

Article X	Extra Contractual Obligations

Article XI	General Provisions

Article XII	DAC Tax

Article XIII	Insolvency

Article XIV	Reinsurer’s Right of Notice of Unusual Practices

Article XV	Arbitration

Article XVI	Confidentiality

Article XVII	Execution

Exhibit A	Reinsurer’s Share and Company’s Share

Exhibit B-1	Plans Covered

Exhibit B-2	Reinsured Risks

Exhibit C-1	Procedures For Reporting

Exhibit C-2	Request For Financial Reporting Information

Exhibit D	Reinsurance Premium Calculation

Exhibit E	Experience Refund Calculation

ARTICLE I

PREAMBLE

1)             Parties to the Agreement. This is a Yearly Renewable Term Reinsurance Agreement for indemnity reinsurance (the “Agreement”) solely between Hannover Life Reassurance Company of America, Orlando, Florida (the “Reinsurer”), and American Equity Investment Life Insurance Company, West Des Moines, Iowa (the “Company”), collectively referred to as the “parties”.

The acceptance of risks under this Agreement will create no right or legal relationship between the Reinsurer and the annuitant, owner or beneficiary of any insurance policy or other contract of the Company.

The Agreement will be binding upon the Company and the Reinsurer and their respective successors and assigns.

2)             Compliance. This Agreement applies only to the issuance of insurance by the Company in a jurisdiction in which it is properly licensed.

The Company represents that it is in compliance with all state and federal laws applicable to the business reinsured under this Agreement. In the event that the Company is found to be in non-compliance with any law material to this Agreement, the Agreement will remain in effect and the Company will indemnify the Reinsurer for any loss the Reinsurer suffers as a result of the non-compliance, and will seek to remedy the non-compliance immediately upon discovery thereof.

3)             Construction. This Agreement will be construed in accordance with the laws of the state of Iowa.

4)             Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the business reinsured hereunder. There are no understandings between the parties other than as expressed in this Agreement. Any change or modification to this Agreement will be null and void unless made by amendment to this Agreement and signed by both parties.

5)             Severability. If any provision of this Agreement is determined to be invalid or unenforceable, such determination will not impair or affect the validity or the enforceability of the remaining provisions of this Agreement.

6)             Assignment. Neither party may assign, transfer, sell, convey or otherwise dispose of any of its rights, duties or obligations under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that the parties acknowledge and agree that the Reinsurer may retrocede any or all of the risks that it accepts under this Agreement.

…END OF ARTICLE I

ARTICLE II

AUTOMATIC REINSURANCE

1)             General Conditions. On and after the Effective Date (as specified in Article XVII) of this Agreement, the Company will cede to the Reinsurer a portion of the “Reinsured Risks”, which are those risks specified in Exhibit B-2, in respect of the policy plans listed in Exhibit B-1 (the “Reinsured Policies”).

The Reinsurer will automatically accept its share (the “Reinsurer’s Share”) of the Reinsured Risks on the above-referenced policies, provided that the Company retains in full its share (the “Company’s Share”) of the same risks. The Company will not transfer, assign, convey, reinsure or otherwise dispose of its share of the Reinsured Risks without the Reinsurer’s written consent.

The Reinsurer’s Share and the Company’s Share are specified in Exhibit A. The Reinsurer’s Share and the Company’s Share may be revised, at any quarter end, by mutual consent of both parties.

…END OF ARTICLE II

ARTICLE III

LIABILITY

1)             Reinsurer’s Liability. The Reinsurer’s liability will commence on the effective date of this Agreement, will continue in accordance with the terms and conditions of this Agreement, and will end on termination of this Agreement. Payment by the Company to the Reinsurer of all Reinsurance Premiums due under this Agreement, as specified in Article V, is a condition precedent to the Reinsurer’s liability hereunder.

…END OF ARTICLE III

ARTICLE IV

DURATION OF AGREEMENT

1)             This Agreement is indefinite as to its duration. The Company or the Reinsurer may terminate this Agreement with respect to the reinsurance of new business by giving ninety (90) days written notice of such termination to the other party.

During the notification period, the Company will continue to cede and the Reinsurer will continue to accept policies covered under the terms of this Agreement. The Reinsurer will not be liable for policies with issue dates on and after the ninetieth (90th) day after the date notice is given.

Reinsurance coverage on all Reinsured Policies will remain in force until the termination or expiry of the Reinsured Policies or until the contractual termination of reinsurance under the terms of this Agreement, as provided for in Article V and Article IX, whichever comes first. When reinsurance coverage is no longer in force, this Agreement will be terminated.

…END OF ARTICLE IV

ARTICLE V

PREMIUMS

1)             Premiums. The basis of calculation of the premiums (the “Reinsurance Premiums”) for the risks reinsured under this Agreement is shown in Exhibit D.

2)             Premium Guarantee. The basis of calculation of the Reinsurance Premiums, and the “Reinsurance Premium Rate”, which is also specified in Exhibit D, are guaranteed for the duration of this Agreement.

3)             Payment of Premiums and Reporting. Reinsurance Premiums in respect of each of the Reinsured Policies are payable by the Company to the Reinsurer quarterly in arrears. The Company will self-administer the calculation, reporting and payment of Reinsurance Premiums due, in accordance with Article VIII.

4)             Failure to Pay Premiums. The payment of Reinsurance Premiums is a condition precedent to the liability of the Reinsurer for reinsurance covered by this Agreement. In the event that Reinsurance Premiums are not paid within thirty (30) days of the Remittance Date, as specified in Article VIII, the Reinsurer will have the right to terminate the reinsurance under all policies having Reinsurance Premiums in arrears. If the Reinsurer elects to exercise its right of termination, it will give the Company thirty (30) days written notice of its intention.

If all Reinsurance Premiums in arrears, including any that become in arrears during the thirty- day notice period, are not paid before the expiration of the notice period, the Reinsurer will be relieved of all liability under those policies as of the last date to which Reinsurance Premiums have been paid. Reinsurance on policies on which Reinsurance Premiums subsequently fall due will automatically terminate as of the last date to which premiums have been paid for each policy, unless reinsurance premiums on those policies are paid on or before their Remittance Dates. Reinsurance Premiums in arrears shall accrue interest at a rate of ten percent (10%) per annum.

Terminated reinsurance may be reinstated, subject to approval by the Reinsurer, within sixty (60) days of the date of termination, and upon payment of all Reinsurance Premiums in arrears including any interest accrued thereon. The Reinsurer will have no liability for any claims incurred between the date of termination and the date of the reinstatement of the reinsurance. The right to terminate reinsurance will not prejudice the Reinsurer’s right to collect premiums for the period during which reinsurance was in force prior to the expiration of the thirty (30) days notice.

If the Reinsurer terminates reinsurance on all of the Reinsured Policies in accordance with the provisions in this paragraph 4, this will constitute contractual termination of reinsurance, as referred to in Article IV.

The Company will not force termination under the provisions of this Article solely to avoid the provisions regarding recapture in Article IX, or to transfer the reinsured policies to another reinsurer.

…END OF ARTICLE V

ARTICLE VI

CLAIMS AND CLAIM REIMBURSEMENTS

1)             Claim Amounts. Claims covered under this Agreement include only claims relating to the Reinsured Risks on the Reinsured Policies. The amounts payable in respect of such claims (the “Claim Amounts”) are defined in Exhibit B-2.

2)             Claim Reimbursements. Where claims have been made under this Agreement, reimbursements of these claims may in certain circumstances be made at a later date. The amounts payable in respect of such reimbursements (the “Claim Reimbursements”) are defined in Exhibit B-2.

3)             Payment of Claim Amounts, Claim Reimbursements and Reporting. Claim Amounts in respect of each of the Reinsured Policies are payable by the Reinsurer to the Company quarterly in arrears. Claim Reimbursements in respect of each of the Reinsured Policies are payable by the Company to the Reinsurer quarterly in arrears. The Company will self-administer the calculation and reporting of the Claim Amounts and Claim Reimbursements due, in accordance with Article VIII.

…END OF ARTICLE VI

ARTICLE VII

EXPERIENCE REFUNDS

1)             At the end of each quarter, an experience refund will be calculated and, if positive, paid by the Reinsurer to the Company. The Company will self-administer the calculation and reporting of any such amount due (the “Experience Refund Amount”), in accordance with Article VIII.

The calculation of the Experience Refund Amount is described in Exhibit E.

…END OF ARTICLE VII

ARTICLE VIII

ACOUNTING AND REPORTING

1)             Quarterly Reporting. The company will self-administer the calculation and payment of Reinsurance Premiums, Claim Amounts, Claim Reimbursements and Experience Refunds due under this Agreement. Within thirty (30) days after the end of each quarter (the “Remittance Date”), the Company will send the Reinsurer a report that contains the information shown in Exhibit C-1 and Exhibit C-2, showing the Reinsurance Premiums, Claim Amounts, Claim Reimbursements and Experience Refund Amount due for that quarter. If an amount is due the Reinsurer, the Company will remit that amount together with the statement. If an amount is due the Company, the Reinsurer will remit such amount within thirty (30) days of receipt of the statement.

2)             Electronic Data Transmission. The Company shall report its reinsurance transactions via electronic media. The Company shall consult with the Reinsurer to determine the appropriate reporting format. Should the Company subsequently desire to make changes in the data format or the code structure, the Company shall communicate such changes to the Reinsurer in writing (describing in reasonable detail the changes) and obtain the Reinsurer’s written approval thereof prior to the use of such changes.

3)             Policy Changes. Whenever a change is made in the status, plan, amount or other material feature of a policy reinsured under this Agreement, the Company will notify the Reinsurer of such change with the next statement following the month in which the change was made.

…END OF ARTICLE VIII

ARTICLE IX

RECAPTURE

1)             The Company may recapture the risks reinsured under this Agreement as of the end of any quarter beginning October 1, 2008, subject to a non-negative Experience Account Balance as defined in Exhibit E. On recapture, the regular quarterly accounting and reporting described in Article VIII will be completed and any amounts owed the Reinsurer or the Company will be paid. No amounts other than those specified in Article VIII will be due either of the parties on recapture or thereafter.

On recapture, that portion of the Reinsured Risks in respect of the Reinsured Policies, which was previously ceded to the Reinsurer in accordance with Article II, will be recaptured by the Company. The Reinsurer’s liability in respect of the Reinsured Risks on the Reinsured Policies will cease and this Agreement will be terminated with effect from the end of the quarter in question.

Recapture will constitute a contractual termination of reinsurance, as referred to in Article IV.

No form of partial recapture is allowed under this Agreement.

…END OF ARTICLE IX

ARTICLE X

EXTRA CONTRACTUAL OBLIGATIONS

1)             The Reinsurer will not participate in any Extra Contractual Obligations, including, but not limited to, Punitive Damages or Compensatory Damages, that are awarded against the Company as a result of an act, omission, or course of conduct committed by the Company, its agents, or representatives in connection with the risks reinsured under this Agreement.

For purposes of this Article, the following definitions will apply.

“Extra Contractual Obligations” shall mean any liabilities or obligations of the Company other than those liabilities or obligations arising under the express terms and conditions of the risks reinsured under this Agreement. Payments not covered by this Agreement include, but are not limited to: (a) delayed claims interest; (b) statutory or regulatory fines or other penalties; (c) ex gratia payments; (d) Compensatory Damages; (e) Punitive Damages or exemplary damages; (f) consequential damages; (g) declaratory judgments; (h) legal fees or expenses; (i) costs relating to the investigation, settlement or handling of claims; (j) payments resulting from the failure to pay, the delay in payment, or errors in calculating or administering the payment of benefits or claims or any other amounts due or alleged to be due under or in connection with the risks reinsured under this Agreement; (k) costs relating to the administration of the risks reinsured under this Agreement; (l) costs relating to the design, marketing, sale, underwriting, production, issuance, rating and cancellation of the risks reinsured under this Agreement; (m) any other costs or expenses of settling or adjudicating contested claims, if such costs or expenses are not incurred in the ordinary course of claims settlement or payment.

“Punitive Damages” are those damages awarded as a penalty, the amount of which is neither governed nor fixed by statute.

“Compensatory Damages” are those amounts awarded to compensate for the actual damages sustained, and are not awarded as a penalty, nor fixed in amount by statute.

…END OF ARTICLE X

ARTICLE XI

GENERAL PROVISIONS

1)             Currency. All payments and reporting by both parties under this Agreement will be made in United States Dollars (US$).

2)             Premium Tax. The Reinsurer will not reimburse the Company for premium taxes.

3)             Inspection of Records. The Reinsurer and the Company, or their duly authorized representatives, will have the right to inspect and audit original papers, records, and all documents relating to the business reinsured under this Agreement including but not limited to underwriting, claims processing, and administration. Such access will be provided during regular business hours at the office of the inspected party. The Reinsurer may suspend payments relating to matters in dispute that arise from such inspection and audit until such dispute is resolved by the parties either through mutual agreement or by arbitration in accordance with Article XV.

4)             USA Patriot Act and Blocked Persons. The Company covenants to the Reinsurer that it will comply with United States Treasury Department’s Office of Foreign Assets Control and USA Patriot Act requirements (the “Laws”) in connection with the Reinsured Policies. The Company agrees to indemnify and hold harmless the Reinsurer from and against any and all sanctions, penalties, assessments and other liabilities suffered or incurred by the Reinsurer arising from any breach by the Company of the Laws.

5)             Off-Set. Any debts or credits, in favor of or against either the Reinsurer or the Company with respect to this Agreement, are deemed mutual debts or credits and may be offset, and only the balance will be allowed or paid.

The right of offset will not be affected or diminished because of the insolvency of either party.

6)             Errors and Omissions. If through unintentional error, oversight, omission, or misunderstanding (collectively referred to as “errors”), the Reinsurer or the Company fails to comply with the terms of this Agreement and if, upon discovery of the error by either party, the other is promptly notified, each thereupon will be restored to the position it would have occupied if the error had not occurred, including interest.

If it is not possible to restore each party to the position it would have occupied but for the error, the parties will endeavor in good faith to promptly resolve the situation in a manner that is fair and reasonable, and most closely approximates the intent of the parties as evidenced by this Agreement.

For the avoidance of doubt, the parties agree that this paragraph 6 relates only to clerical errors.

However, the Reinsurer will not provide reinsurance for policies that do not satisfy the parameters of this Agreement, nor will the Reinsurer be responsible for negligent or deliberate acts or for repetitive errors in administration by the Company. If either party discovers that the Company has failed to cede reinsurance as provided in this Agreement, or failed to comply with its reporting requirements, the Reinsurer may require the Company to audit its records for similar errors and to take the actions necessary to avoid similar errors in the future.

7)     Company Forms and Rates. The Company will furnish the Reinsurer with copies of its application forms, policy forms and any other forms or tables needed for proper handling of reinsurance under this Agreement. The Reinsurer acknowledges that the Company may on occasion need to make changes to its forms or tables, or introduce new forms. Where this occurs, the parties agree that:

(i) where the forms in question do not introduce or change any provisions that relate to the Reinsured Risks, the Company is required only to furnish the Reinsurer with copies of the relevant forms, and the Reinsurer’s liability will remain unchanged; and

(ii) where the forms in question introduce or change provisions that relate to the Reinsured Risks, the Reinsurer’s liability will cease in respect of each of the Reinsured Policies to which the forms relate, unless the Company obtains from the Reinsurer written agreement to the contrary.

…END OF ARTICLE XI

ARTICLE XII

DAC TAX

1)             The parties to this Agreement agree to the following provisions pursuant to Section 1.848-2(g)(8) of the Income Tax Regulations effective December 29, 1992, under Section 848 of the Internal Revenue Code of 1986, as amended:

a.             The term ‘party’ refers to either the Company or the Reinsurer, as appropriate.

b.             The terms used in this Article are defined by reference to Regulation Section 1.848-2, effective December 29, 1992.

c.             The party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement with regard to the general deductions limitation of Section 848(c)(1).

d.             Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency, or as otherwise required by the Internal Revenue Service.

e.             The Company will submit a schedule to the Reinsurer by May of each year with its calculation of the net consideration for the preceding calendar year. This schedule of calculations will be accompanied by a statement signed by an officer of the Company stating that the Company will report such net consideration in its tax return for the preceding calendar year. The Reinsurer may contest such calculation by providing an alternative calculation to the Company in writing within thirty (30) days of the Reinsurer’s receipt of the Company’s calculation. If the Reinsurer does not so notify the Company within the required timeframe, the Reinsurer will report the net consideration as determined by the Company in the Reinsurer’s tax return for the previous calendar year.

f.              If the Reinsurer contests the Company’s calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount within thirty (30) days of the date the Reinsurer submits its alternative calculation. If the Company and the Reinsurer reach an agreement on an amount of net consideration, each party will report the agreed upon amount in its tax return for the previous calendar year.

g.             Both the Company and the Reinsurer represent and warrant that they are subject to United States taxation under either Subchapter L or Subpart F of Part III of Subchapter N of the Internal Revenue Code of 1986, as amended.

…END OF ARTICLE XII

ARTICLE XIII

INSOLVENCY

1)             Insolvency. The Company will be deemed insolvent when it:

a.  applies for or consents to the appointment of a receiver, rehabilitator, conservator, liquidator or statutory successor of its properties or assets; or

b. is adjudicated as bankrupt or insolvent; or

c.  files or consents to the filing of a petition in bankruptcy, seeks reorganization to avoid insolvency or makes formal application for any bankruptcy, dissolution, liquidation or similar law or statute; or

d. becomes the subject of an order to rehabilitate or an order to liquidate as defined by the insurance code of the jurisdiction of the party’s domicile.

2)             Insolvency of the Company. In the event of the insolvency of the Company, all reinsurance payments due under this Agreement will be payable directly to the liquidator, rehabilitator, receiver, or statutory successor of the Company, without diminution because of the insolvency, for those claims allowed against the Company by any court of competent jurisdiction or by the liquidator, rehabilitator, receiver or statutory successor having authority to allow such claims.

In the event of insolvency of the Company, the liquidator, rehabilitator, receiver, or statutory successor will give written notice to the Reinsurer of all pending claims against the Company on any policies reinsured within a reasonable time after such claim is filed in the insolvency proceeding. While a claim is pending, the Reinsurer may investigate and interpose, at its own expense, in the proceeding where the claim is adjudicated, any defense or defenses that it may deem available to the Company or its liquidator, rehabilitator, receiver, or statutory successor.

The expense incurred by the Reinsurer will be chargeable, subject to court approval, against the Company as part of the expense of liquidation to the extent of a proportionate share of the benefit that may accrue to the Company solely as a result of the defense undertaken by the Reinsurer. Where two or more reinsurers are participating in the same claim and a majority in interest elect to interpose a defense or defenses to any such claim, the expense will be apportioned in accordance with the terms of this Agreement as though such expense had been incurred by the Company.

The Reinsurer will be liable only for the amounts reinsured and will not be or become liable for any amounts or reserves to be held by the Company on policies reinsured under this Agreement.

…END OF ARTICLE XIII

ARTICLE XIV

REINSURER’S RIGHT OF NOTICE OF UNUSUAL PRACTICES

1)             In providing reinsurance facilities to the Company under this Agreement, the Reinsurer has granted the Company considerable authority with respect to automatic binding power, reinstatements, claim settlements, and the general administration of the reinsurance account. To facilitate transactions, the Reinsurer has required the minimum amount of information and documentation possible, reflecting its utmost faith and confidence in the Company. The Reinsurer assumes that, except as otherwise notified in writing by the Company, and agreed to in writing by the Reinsurer, the underwriting, claims, general administrative processing rules or guidelines, and other insurance practices employed by the Company with respect to reinsurance ceded under this Agreement are generally consistent with the customary and usual practices of the insurance industry as a whole. Where the Company does engage in exceptional or uncustomary practices or implements a change in its underwriting rules or guidelines, with respect to business covered under this Agreement, the Company agrees to advise the Reinsurer in writing forty-five (45) days prior to implementing such practice or change and receive a written acceptance of said practice or change from the Reinsurer before assigning any liability to the Reinsurer with respect to any reinsurance issued under such practice or change. The Company acknowledges and agrees that its covenant to the Reinsurer to so advise the Reinsurer of any exceptional or uncustomary practice or implementation of such a significant change including changes in its key managerial personnel and corporate or legal structure is a material incentive to the Reinsurer agreeing to enter into this Agreement, and absent such a covenant, the Reinsurer would not have entered into this Agreement.

…END OF ARTICLE XIV

ARTICLE XV

ARBITRATION

1)             It is the intention of the Reinsurer and the Company that the customs and practices of the life insurance and reinsurance industry will be given full effect in the operation and interpretation of this Agreement. The parties agree to act in all matters with the highest good faith. However, if the Reinsurer and the Company cannot mutually resolve a dispute that arises out of or relates to this Agreement, the dispute will be decided through arbitration as a precedent to any right of action hereunder.

To initiate arbitration, either the Company or the Reinsurer will notify the other party in writing of its desire to arbitrate, stating the nature of its dispute and the remedy sought. The party to which the notice is sent will respond to the notification in writing within fifteen (15) days of its receipt.

There will be three arbitrators who will be current or former senior officers of life insurance or life reinsurance companies other than the parties to this Agreement, their affiliates or subsidiaries. Each of the parties will appoint one of the arbitrators and these two arbitrators will select the third. If either party refuses or neglects to appoint an arbitrator within sixty (60) days of the initiation of the arbitration, the other party may appoint the second arbitrator. If the two arbitrators do not agree on a third arbitrator within thirty (30) days of the appointment of the second arbitrator, then each arbitrator shall nominate three individuals selected from the ARIAS-US list of certified arbitrators. Each arbitrator shall then decline two of the nominations presented by the other arbitrator. The third arbitrator shall then be chosen from the remaining two nominations by drawing lots.

Once chosen, the arbitrators are empowered to select the site of the arbitration and decide all substantive and procedural issues by a majority of votes. As soon as possible, the arbitrators will establish arbitration procedures as warranted by the facts and issues of the particular case. The arbitrators will have the power to determine all procedural rules of the arbitration, including but not limited to inspection of documents, examination of witnesses and any other matter relating to the conduct of the arbitration. The arbitrators may consider any relevant evidence; they will weigh the evidence and consider any objections. Each party may examine any witnesses who testify at the arbitration hearing.

The arbitrators will base their decision on the terms and conditions of this Agreement and the customs and practices of the life insurance and reinsurance industries rather than on strict interpretation of the law. The decision of the arbitrators will be made by majority rule and will be submitted in writing. The decision will be final and binding on both parties and there will be no appeal from the decision. Either party to the arbitration may petition any court having jurisdiction over the parties to reduce the decision to judgment.

Unless the arbitrators decide otherwise, each party will bear the expense of its own arbitration activities, including its appointed arbitrator and any outside attorney and witness fees. The parties will jointly and equally bear the expense of the third arbitrator and other costs of the arbitration.

This Article will survive termination of this Agreement.

…END OF ARTICLE XV

ARTICLE XVI

CONFIDENTIALITY

1)             The Company and the Reinsurer agree that Customer and Proprietary Information will be treated as confidential. Customer Information includes, but is not limited to, medical, financial, and other personal information about proposed, current, and former policyowners, annuitants, applicants, and beneficiaries of policies issued by the original Company. Proprietary Information includes, but is not limited to, business plans and trade secrets, mortality and lapse studies, underwriting manuals and guidelines, applications and contract forms, and the specific terms and conditions of this Agreement.

Customer and Proprietary Information will not include information that:

a.             is or becomes available to the general public through no fault of the party receiving the Customer or Proprietary Information (the “Recipient”);

b.             is independently developed by the Recipient;

c.             is acquired by the Recipient from a third party not covered by a confidentiality agreement; or

d.             is disclosed under a court order, law or regulation.

The parties will not disclose such information to any other parties unless agreed to in writing, except as necessary for retrocession purposes, as requested by external auditors, as required by court order, or as required or allowed by law or regulation.

The Company acknowledges that the Reinsurer can aggregate data with other companies reinsured with the Reinsurer as long as the data cannot be identified as belonging to the Company.

…END OF ARTICLE XVI

ARTICLE XVII

EXECUTION

This Agreement is effective as of 12:01 a.m. on October 1, 2005 (the “Effective Date”).

This Agreement has been made in duplicate and is hereby executed by both parties.

AMERICAN EQUITY INVESTMENT LIFE INSURANCE COMPANY

WEST DES MOINES, IOWA

Date:	3/26/06

By:	/s/ Wendy L. Carlson

Title:	General Counsel

Witness:	/s/ Sandra Lockhart

HANNOVER LIFE REASSURANCE COMPANY OF AMERICA

ORLANDO, FLORIDA

Date:	3/29/06

By:	/s/ Jeffrey R. Burt

Title:	VP – Marketing

Witness:	/s/ Gary L. Gray

…END OF ARTICLE XVII

EXHIBIT A

REINSURER’S SHARE AND COMPANY’S SHARE

The Reinsurer’s Share is forty percent (40%), which is the portion of the Reinsured Risks accepted by the Reinsurer. The Company’s Share is sixty percent (60%), which is the portion of the Reinsured Risks retained by the Company.

EXHIBIT B-1

PLANS COVERED

This Agreement provides for reinsurance of the Company’s Single Premium Deferred Annuities (SPDAs) and Flexible Premium Deferred Annuities (FPDAs), with the plan codes listed below.

All such plans issued and in-force as of the Effective Date of the Agreement and all such plans issued on or after the Effective Date are reinsured under the Agreement.

With respect to plans reinsured with EquiTrust Life Insurance Company as of the Effective Date of this Agreement, the Agreement provides reinsurance on the portion of such plans not reinsured with EquiTrust Life Insurance Company.

Plan Codes

ACCUMULATOR	FPDA-3 7.3	I-2001TX	INDEX-26	SNF ACC55
BN PROCEED	FPDA-3 REV	I-2001TX-5	INDEX-27	SNF ACCUM
BRAVO	FPDA-3FL	I-2002	INDEX-27IN	SPDA-1
BRAVO 2003	FPDA-3IN	I-2002 REV	INDEX-28	SPDA-1(3%)
CUMULATOR	FPDA-3TX	I-25 (REV)	INDEX-28IN	SPDA-1PA
F-3FLREV	FPDA-4	I-27 (REV)	INDEX-28KY	SPDA-1PLUS
F-3INREV	FPDA-4PA	I-27REV IN	INDEX-29	SPDA-1SNF
F-3REVTX	FPDA-4SNF	I-27REV KY	INDEX-30	SPDA-1UT
FPD22.25IN	FPDA-5	I-29 (REV)	INDEX-3-05	SPDA-2
FPD32.25IN	FPDA5 2.25	IDX-1-05IN	INDEX-30IN	SPDA-2(3%)
FPD72.25IN	FPDA5225IN	IDX-1-05KY	INDEX-30KY	SPDA-2PA
FPD82.25IN	FPDA-5FL	IDX-26 7.5	INDEX-4	SPDA-2SNF
FPDA-1	FPDA-5PLUS	IDX-4-05TX	INDEX-4-05	SPDA-5
FPDA-1(3%)	FPDA-6	INDEX	INDEX-5	STRETCH
FPDA-10	FPDA-6FL	INDEX-1	INDEX-5-05	SUPER-7
FPDA-10SNF	FPDA-6TX	INDEX-2	INDEX-6	SUPER-7REV
FPDA-10TX	FPDA-7	INDEX-10	INDEX-6SNF	SUPER-7TX
FPDA-10VA	FPDA7 2.25	INDEX-1-05	INDEX-6TX	SUPR7 2.25
FPDA-11	FPDA-8	INDEX-12	INDEX-8	SUPR7225IN
FPDA-11SNF	FPDA8 2.25	INDEX-13	INDEX-T03
FPDA-11TX	FPDA-PD2	INDEX-15	INDEXP3
FPDA-1PA	GFIR	INDEX-16	INDEXP3FL
FPDA-1SNF	GFIR2-3	INDEX-17	INDEXP3-PA
FPDA-2	GFIR-5	INDEX-18	INDEXP3TX
FPDA2 2.25	I-19 (REV)	INDEX-19	INDX-2
FPDA2-2001	I-19 REV7	INDEX-22	INDX-I
FPDA-2PLUS	I-2000	INDEX-23	INDX-IIN
FPDA-2TX	I-2000TX	INDEX-24	INDX-IPA
FPDA-3	I-2000TX-5	INDEX-25	INDX-ITX
FPDA3 2.25	I-2001	INDEX-25WA	S-7TXREV

EXHIBIT B-2

REINSURED RISKS

The following risks are covered under this Agreement, resulting in the Claim Amounts and Claim Reimbursements defined below, for each of the Reinsured Policies:

(a) Waiver of Surrender Charge on Partial Withdrawal

Where the contract issued by the Company to the holder of one of the Reinsured Policies provides for it, the Company waives the surrender charge that normally applies to surrenders or withdrawals, and allows a free partial withdrawal. The cost to the Company of such waived surrender charges is a Reinsured Risk under this Agreement.

Any surrender charge waived for any reason other than as provided for in the contract originally issued to the holder of the Reinsured Policy by the Company is not a Reinsured Risk.

Without prejudice to the generality of the foregoing, in no event will a surrender charge waived in the following circumstances be considered a Reinsured Risk:

(i) on withdrawal in the first contract year of the Reinsured Policy;

(ii) on partial withdrawals in excess of 10% of the fund value in any contract year of the Reinsured Policy;

(iii) at the discretion of the Company;

(iv) as required or demanded of the Company by any third party.

Where a surrender charge actually waived by the Company is a Reinsured Risk, the Reinsurer’s Share of that surrender charge is a Claim Amount.

Where the contract issued by the Company to the holder of one of the Reinsured Policies provides for it, the Company applies a charge on surrender, to recover any surrender charge waived on partial withdrawal during the preceding twelve months. Where the waived surrender charge on the partial withdrawal in question was a Reinsured Risk under this Agreement, the Reinsurer’s Share of the charge applied on surrender (to recover the surrender charge waived on the partial withdrawal) is a Claim Reimbursement.

(b) Waiver of Surrender Charge on Death

In the event of the death of the holder of one of the Reinsured Policies, the Company waives the surrender charge that would have applied if the policy had been surrendered as at the date of death. The cost to the Company of such waived surrender charges is a Reinsured Risk under this Agreement.

The Reinsurer’s Share of any such waived surrender charge is a Claim Amount.

EXHIBIT C-1

PROCEDURES FOR REPORTING

The Company will maintain adequate records to administer the reinsurance accounts and will cede reinsurance under this Agreement on a bordereau self-administration basis. The Company will provide the Reinsurer with an activity report on computer disk or other mutually agreed upon electronic media, substantially in conformity with the following:

A)            Quarterly Statement of Reinsured Policies

The Company will provide the Reinsurer with a report of all reinsured policies issued or renewing during the past quarter, which should include the following:

1)             Policy number

2)             Policy status

3)             Policy plan

4)             Name: surname, first name, middle initial

5)             Issue age

6)             Sex

7)             Issue date

8)             Fund value at beginning of quarter

9)             Applicable surrender charge at beginning of quarter (or policy date if later)

10)           Reinsurance Premium for quarter

11)           Claim Amount(s) for quarter

12)           Claim Reimbursement for quarter

B)            Quarterly Experience Refund Statement

The Company will provide the Reinsurer with a statement showing the calculation of the Experience Refund Amount for the quarter, which should include the following items:

1)             Total Reinsurance Gain (TRG)

2)             Total Reinsurance Risk Charge (TRRC)

3)             Experience Account Balance at the end of the previous quarter (EABt-1)

4)             Experience Account Balance at the end of the current quarter (EABt)

5)             Experience Refund Amount (ERA)

The terms and symbols used above are defined in Exhibit E.

EXHIBIT C-2

REQUEST FOR FINANCIAL REPORTING INFORMATION

Please provide the following information as soon as practical after the close of the quarter but not later than the due date as stated in Article VIII. Please provide monthly or other interim reports if available. All reports should include both the Reinsurer’s Treaty Number (HA-AEIL-05) as well as the Company’s reference number. The Company must maintain and provide, upon request, sufficiently detailed reports such that reserve calculations can be independently verified by the Reinsurer’s auditors and examiners.

A)            Quarterly Reporting

1)     Policy counts.

2)     Statutory reserves, split by issue year and (if appropriate) in accordance with Exhibits 5–8 of the statutory annual statement.

3)     Policy level detail statutory reserve listing via electronic media.

B)            Annual Statutory Reporting

1)     Statutory reserves, in Exhibit 5 format.

2)     Page 7, Analysis of Increase in Reserves.

3)     Policy Exhibit.

4)     Policy level detail statutory reserve listing via electronic media.

5)     Exhibit reconciling detail listing to summary reports.

C)            Statutory Annual Statement, when published.

EXHIBIT D

REINSURANCE PREMIUM CALCULATION

The Reinsurance Premium (RP) payable each quarter in respect of each of the Reinsured Policies is given by:

RP = RPR × FV × RS × SC ÷ 4

where

RPR is the Reinsurance Premium Rate, which is 7.2%;

FV is the fund value of the policy at the beginning of the quarter (or zero if the policy date falls after the beginning of the quarter in question);

RS is the Reinsurer’s Share, as specified in Exhibit A;

SC is the surrender charge applicable to the policy at the beginning of the quarter (or zero if the policy date falls after the beginning of the quarter in question).

EXHIBIT E

EXPERIENCE REFUND CALCULATION

The method of calculation of the Experience Refund Amount is described below.

Define the following terms in respect of each Reinsured Policy:

RP is the Reinsurance Premium for the quarter, calculated in accordance with Exhibit D;

FV is the fund value of the policy at the beginning of the quarter;

RS is the Reinsurer’s Share, as specified in Exhibit A;

SC is the surrender charge applicable to the policy at the beginning of the quarter (or policy date if later);

CA is the Claim Amount on the policy in the quarter, where the Claim Amount is as defined in Exhibit B-2;

CR is the Claim Reimbursement on the policy in the quarter, where the Claim Reimbursement is as defined in Exhibit B-2;

Calculate the Reinsurance Gain (RG) on the policy as:

RG = RP - (CA - CR)

Calculate the Reinsurance Risk Charge (RRC) for the policy as:

RRC = FV × RS × SC × (0.1 + 0.02) × 0.0125

Calculate the Total Reinsurance Gain (TRG) and Total Reinsurance Risk Charge (TRRC) as the sum of the values of RG and RRC, calculated as described above, for all the Reinsured Policies.

The Experience Account Balance at the end of the quarter (EABt) is defined as:

EABt = min[0, (EABt-1 × 1.03) + TRG - TRRC]

where EABt-1 is the Experience Account Balance at the end of the previous quarter (or zero if the Experience Refund Calculation is being done for the first time).

The Experience Refund Amount (ERA) for the quarter is given by:

ERA = max[0, (EABt-1 × 1.03) + TRG - TRRC]